Exhibit 7.01

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that they are jointly filing this statement on Schedule 13D (including any amendments thereto) with respect to the ordinary shares of Maxeon Solar Technologies, Ltd., a Singapore public company. Each of them is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning any other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 8th day of September, 2020.

Tianjin Zhonghuan Semiconductor Co., Ltd.

By:	/s/ SHEN Haoping
Name:	SHEN Haoping
Title:	Chairman

Zhonghuan Singapore Investment and Development Pte. Ltd.

By:	s/ QIN Shilong
Name:	QIN Shilong
Title:	Director